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                                                                    EXHIBIT 99.7

                                LITTELFUSE, INC.
                        SUMMARY OF DIRECTOR COMPENSATION

     For 2006, directors who are not employees of Littelfuse, Inc. (the "Company") are paid an annual director's fee of $40,000, $1,500 for each of the regularly scheduled Board meetings attended and $1,000 for attendance at any special teleconference Board or Committee meetings, plus reimbursement of reasonable expenses relating to attendance at meetings. The Lead Director is paid an additional $7,500 annually, the Chairman of the Audit Committee is paid an additional $10,000 annually and the Chairmen of the Compensation Committee, the Nominating and Governance Committee and the Technology Committee are paid an additional $5,000 annually. No fees are paid to directors who are also full-time employees of the Company.

     Under the Littelfuse Deferred Compensation Plan for Non-employee Directors (the "Non-employee Directors Plan"), a non-employee director, at his election, may defer receipt of his director's fees. Such deferred fees are used to purchase shares of the Company's Common Stock, and such shares and any distributions thereon are deposited with a third party trustee for the benefit of the director until the director ceases to be a director of the Company.

     The Littelfuse, Inc. Outside Directors' Stock Option Plan (the "Directors' Stock Plan") provides for a grant at each annual meeting of the Board of Directors to each non-employee director of non-qualified stock options to purchase 5,000 shares of Common Stock of the Company at the fair market value on the date of grant. The form of Non-Qualified Stock Option Agreement under the Directors' Stock Plan pursuant to which such grants are made is incorporated herein by reference to Exhibit 99.6 to the Company's Current Report on Form 8-K dated May 5, 2006.

     The Non-employee Directors Plan and the Directors' Stock Plan and the forms of awards thereunder are discussed further in the Company's annual Proxy Statement for the Annual Meeting of Stockholders, and are filed with the Securities and Exchange Commission ("SEC") and can be found on the SEC's website at www.sec.gov.